EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

MFA FINANCIAL, INC.

Restrictions on Trading

MFA Financial, Inc. Common Stock, Preferred Stock and Senior Notes

During Upcoming 401(k) Plan Blackout Period

MFA Financial, Inc. (“MFA” or the “Company”) has determined to change the record keeper for the MFA Financial, Inc. 40l (k) Savings Plan (the “Plan”), effective February 1, 2016.  In order to implement this transition, Plan activity will be restricted such that, among other things, Plan participants and beneficiaries will not be able to direct or diversify the investments in their Plan accounts, including transactions involving shares of MFA common stock, preferred stock or senior notes, or obtain distributions from the Plan for a specific period of time (the “Blackout Period”).  During the Blackout Period, the Company’s directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction) adopted by the Securities and Exchange Commission (the “SEC”).

Blackout Period

The Blackout Period for the Plans will begin on January 26, 2016, and is scheduled to end on March 1, 2016 (but may end on an earlier date in the event the transition to the new record keeper is completed prior to March 1st).  You will receive another notice promptly after the Blackout Period ends.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of MFA common stock and preferred stock, senior notes and certain derivative securities, if you acquired such shares, notes or derivative securities in connection with your service or employment as a director or executive officer.  In this regard, any Company security you sell or otherwise transfer is automatically treated as acquired in connection with your service as director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.  Please note that these trading prohibitions also apply to Company securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Please note that this notice is required to be provided to you to comply with Federal securities laws and regulations.  The trading restrictions discussed herein are in addition to the restrictions on trading activity under the Company’s Insider Trading

Policy, which generally prohibit trading in the Company’s securities except during an open “trading window.”

Questions

If you have any questions concerning transactions in the Company’s common stock, preferred stock or senior notes or this notice of the Blackout Period, including whether the Blackout Period has started or ended, please contact Hal Schwartz, MFA’s General Counsel, at 212-207-6400, or in writing, at MFA Financial, Inc., 20th Floor, New York, New York 10022.

Date:  December 22, 2016